Exhibit (10)a.
The Schuh Group Limited 2015 Management Bonus Scheme (the “Scheme”)
Adopted 23 June 2011
1	In this document:
“Accounting Period” means in respect of the period ending on 19 June 2011, each of the thirteen four week periods in any financial year; and (ii) after 19 June 2011 each of the twelve periods of either four or five weeks in respect of which the Group prepares, for internal purposes and the purposes of reporting to its bankers, regular management and financial information;
“Aggregate EBITDA” means the sum of the EBITDA for the Performance Period as determined from the Bonus Accounts in accordance with this Schedule;
“Cash Bonus” means the cash bonus of approximately £17,515,689 paid by the Company on or shortly after completion of the Transaction;
“Change of Control” means the acquisition of an interest in shares conferring the power to control more than 50% of the maximum number of votes that can be cast at a general meeting;
“Completion Accounts” means the completion accounts prepared for the proposes of the Transaction;
“Performance Period” means the period commencing on (and including) 28 March 2011 and ending on (and including) the Management Bonus Date;
“Performance Period Group Accounts” means the consolidated audited accounts of the Group for each Financial Period completed during the Performance Period prepared in accordance with the Completion Accounts;
“EBITDA” means earnings before interest, taxes, depreciation and amortisation of the Group as derived from the income statement of the Performance Period Group Accounts and in respect of any part of the Performance Period for which such consolidated audited accounts are not available the Management Accounts in respect of that part of the Performance Period (“Bonus Management Accounts”):
(a)	after adding back bonuses (other than the Executive Bonus and the Cash Bonus) paid or payable by any member of the Group to the Management Team or to other employees of the Group or of Genesco or of any of its subsidiary undertakings (inclusive of employer’s NIC and PAYE) up to the Relevant Amount but after the deduction of Excess Management Remuneration and excluding the impact of the Executive Bonus and the Cash Bonus;
(b)	excluding the impact of any exceptional charges incurred by the Company or any member of the Group;
(c)	excluding the impact of any exceptional income of the Company or any member of the Group;
(d)	excluding for the avoidance of doubt any charge on Average Assets Employed as referred to in paragraph 4.1 below;

(e)	unless otherwise agreed in writing hereafter between the Company and the Management Representative, excluding any earnings or losses before interest, taxes, depreciation and amortisation that are attributable to any Newly Acquired Company;
(f)	after adding back any management and other charges (including but not limited to any fees or other remuneration paid to directors appointed to any company within the Group by Genesco) which have been imposed on the Group by Genesco or any member of Genesco’s Group without the consent of the Management Team (such consent not to be unreasonably withheld or delayed); and
(g)	after adding back any costs referable to the transaction contemplated by this agreement to the extent the same are borne by the Group at the direction of Genesco after Completion;
all to the extent the same have not been taken into account in an adjustment to the Aggregate EBITDA target, pursuant to clause 4.3 below, as set out in a statement for the relevant year, (such statement being referred to herein as the “Bonus Accounts”);
“Excess Management Remuneration” means the amount by which the bonus payments (other than the Executive Bonus and the Cash Bonus) (including employer’s NIC and PAYE thereon) payable by any member of the Group in aggregate to the Management Team or to any person connected with a Manager (as determined in accordance with the provisions, as at the date of this Agreement, of [section 839 Income and Corporation Taxes Act 1988]) and/or to other employees of the Group or of Genesco or of any of its subsidiary undertakings in the relevant financial year exceeds the Relevant Amount;
“Executive Bonus” means the bonus payable to Colin Temple and Mark Crutchley (if any) pursuant to the Schuh Group Limited Executive Bonus Scheme adopted by the Company on 23 June 2011;
“Financial Period” means the “financial year” as defined in section 390(3)(a) and (b) Companies Act but so that each Financial Period ends on the last day of an accounting reference period;
“Genesco” means Gensco Inc. of 1415 Murfreesboro Road PO Box 731 Nashville, Tennessee, 37202-0731 and reference to the Gensco Group means Genesco and its Subsidairy Undertakings
“Group” means the Company and the Subsidiary Undertakings and “Group Member” means any such company.;
“Management Accounts” means financial statements of the Group on a consolidated basis for the relevant Accounting Period(s) of the Group (including a balance sheet, profit and loss account and cashflow statement) prepared, so far as practical, consistently with the manner of preparation of the Performance Period Group Accounts;
“Management Bonus Date” means 28 March 2015;
“Management Representative” means a person appointed by a majority of the members of the Management Team to represent the Management Team in relation to the matters set out in this Scheme, and identified in writing to the Company as the Management Representative;

“Management Team” shall mean the Company’s management team (excluding Colin Temple and Mark Crutchley) as at the Management Bonus Date to be drawn from

(i)	those of the Managers who remain employed by any Group Company in a management position as at the Management Bonus Date plus
(ii)	any such other persons who become employees of a Group Company after Completion in a senior management capacity as proposed for appointment to the Company’s management team by such management team and approved by Genesco, such approval not to be unreasonably withheld and who remain employed by any Group Company in a senior management capacity as at the Management Bonus Date, plus any other person(s) approved in accordance with paragraph 1.5 of Part A of this document;
“Newly Acquired Company” means a company and/or the business and assets of a company acquired by any Group Member following the date of this Agreement;
“Relevant Amount” means the sum of £2,000,000; and
“Subsidiary Undertaking” means the subsidiary undertakings (as defined in section 1162 of the Companies Act) of the Company; and
“Transaction” means the purchase by Genesco of the whole of the issued share capital of the Company which completed on 23 June 2011.
3	This document sets out the Management Bonus Scheme agreed to be adopted by the Company at completion of the Transaction.

Part A
Management Bonus
1	Payment of the Management Bonus
1.1	Subject to paragraph 1.2, the Company undertakes to each of the Management that the Management Bonus shall be paid by the Company (in accordance with paragraph 1.2 below) within 5 Business Days of the Management Bonus being agreed or determined in accordance with paragraph 3 of this document on the following basis:
(a)	if Aggregate EBITDA is less than £93,000,000, the Management Bonus shall be zero;
(b)	if Aggregate EBITDA is equal to or exceeds £93,000,000 but is less than £110,000,000, the Management Bonus shall be an amount calculated as follows:
c = (x-y) × b
a

Where:	x = Aggregate EBITDA a = 17,000,000
y = 93,000,000 b = 25,000,000
c = Management Bonus in pounds sterling

subject always to a maximum cap on the amount of Management Bonus of £25,000,000; and
(c)	if Aggregate EBITDA is equal to or exceeds £110,000,000, the Management Bonus payable shall be £25,000,000.
1.2	The Management Bonus payable by the Company under paragraph 1.1 shall be paid, subject always to the terms of paragraph 1.3 of this Part A, (1) to the Management Team and (2) to such of the employees of the Group Companies who are employed as at the Management Bonus Date and as the Management Representative and the Company (with the consent of Genesco) shall agree (such agreement of the Company and Genesco not to be unreasonably withheld or delayed) and (3) in such proportions as the Management Representative and the Company (with the consent of Genesco) shall agree (such agreement of the Company and Genesco not to be unreasonably withheld or delayed).
1.3	Unless the Company (with the consent of Genesco) has otherwise given its prior written consent, the maximum amount of the Management Bonus that may be allocated:-
(a)	in aggregate to the Management Team shall not exceed 66.66% of the Management Bonus; and
(b)	to any one individual shall not exceed £2,500,000.
1.4	For the purpose of this schedule, in giving consent or agreement the Management Representative shall be acting on behalf of the Management Team.

1.5	Any person who has been employed by a Group Company at any time during the Performance Period but has left such employment prior to the Management Bonus Date may still be eligible to receive an allocation of the Management Bonus as though he were an employee at the Management Bonus Date, but only with the consent of the board of directors of the Company, such consent to be granted or not at the absolute discretion of such board.
2	Preparation of the Bonus Accounts
2.1	The Bonus Accounts shall be prepared in accordance with the provisions of and the policies set out in part B of this document.
3	Agreement of Bonus Accounts
3.1	The Company shall deliver the draft Bonus Accounts and a written notice of its calculation of the Management Bonus to the Management Representative within 10 Business Days of the later of:
(a)	the signature on behalf of the Company and its auditors of the consolidated audited accounts for the Group in respect of the financial year ending 31 January 2015; and
(b)	the preparation and approval by the Company of the relevant Bonus Management Accounts.
3.2	The Management Representative shall, within 10 Business Days of receipt of the Bonus Accounts and delivery of the written notice referred to in paragraph 3.1 of this document (the “Review Period”), deliver to the Company a report (the “Dispute Report”) setting out any matters of disagreement with the calculation of the Management Bonus in sufficient detail to enable the Company to consider them in full.
3.3	For the purposes of preparing the Dispute Report, the Company shall procure that the Management Team and their professional advisers are given reasonable access at reasonable times to:
(a)	the relevant accounting records and working papers required or used for; and
(b)	all relevant employees of the Group and the accountants of the Company who have been engaged in the calculation of the Management Bonus, and that the employees referred to in sub-paragraph (b) of this paragraph answer all reasonable questions put to them by the Management Team or their professional advisers.
3.4	If no Dispute Report is delivered to the Company within the Review Period (assuming due delivery by the Company of the written notice pursuant to paragraph 3.1 of this document), the Bonus Accounts and the Management Bonus as calculated by the Company shall be deemed accepted and approved by the Management Team and shall be binding and final on the parties.
3.5	If the Management Representative delivers a Dispute Report to the Company, then the Management Representative and the Company shall attempt to resolve the matters in dispute through good faith negotiations. If, after a period of 15 Business Days from the end of the Review Period (or such longer period as the parties may agree), there remains an outstanding dispute in relation to the Bonus Accounts and the Management Bonus, the Management Representative or the Company may refer the matter in dispute to an Independent Accountant for determination. No party shall be entitled to make any objection to the appointment of the Independent Accountant on the ground that he imposes limits on his liability in relation to the carrying out of his instructions under this agreement.
3.6	The Independent Accountant shall act as an expert and not as an arbitrator and shall be instructed to allow the Management Representative and the Company to make written submissions regarding the calculation of the Management Bonus within 10 Business Days of his appointment and the Management Team and the Company shall use their respective reasonable endeavours to ensure that the Independent Accountant produces his decision within 20 Business Days of being so appointed.
3.7	The Independent Accountant appointed shall:
(a)	for the purposes of making his determination, determine any issue as to the interpretation of this agreement, his jurisdiction to determine any matter or his terms of reference; and
(b)	subject to 3.6 above, adopt such procedures to assist with the conduct of the determination as he reasonably considers appropriate including instructing professional advisers to assist him in reaching his determination and the decision of the Independent Accountant will be final and binding except in the case of manifest error. The costs of the Independent Accountant shall, in the absence of a direction to the contrary by the Independent Accountant, be borne equally by the Management Team and the Company.
4	Performance Period Protections
4.1	The Management Representative, acting for the Management Team and the Principal Shareholders and the Company (with the consent of Genesco) shall mutually agree on an annual budget for the Company on or before 31 January of each year during the Performance Period (each, an “Annual Budget”). There is annexed here to the long-term plan which has been agreed to by Genesco and the Management Team on or before completion of the Transaction (the “Long-Term Plan”). The Long-Term Plan specifies “Budgeted Results” for each quarter of each year during the Earn Out Period. “Budgeted Results” means pre-tax earnings plus any amortisation charge on tangible assets and net interest on debt minus the sum of (i) corporation taxes at the prevailing rate and (ii) a charge at the rate of 12% per annum on “Average Assets Employed” for the relevant period. “Average Assets Employed” means (A) the sum of (i) stock, plus (ii) trade debtors, plus (iii) other Debtors, plus (iv) tangible assets, minus (B) the sum of (i) trade creditors, plus (ii) wage creditors, plus (iii) VAT payables, plus (iv) other creditors, plus (v) deferred income, plus (vi) current taxes payable.
4.2	Genesco covenants to Management and agrees that during the Performance Period it will permit the Management Team to supervise the day to day operation of the Company in the ordinary course of business consistent with past practice and the Long-Term Plan and having regard to the best interests of the Company, for so long as the Company achieves actual performance on a rolling 12 month basis as shown in its Management Accounts of not less than 80% of the Budgeted Results. In the event that actual performance falls short of Budgeted Results by 20% or more for any rolling twelve-month period (other than as a result of Genesco causing the Group to take any action (including the incurring of any costs)) contrary to the Long-Term Plan or otherwise acting contrary to the terms of this Schedule without the consent of the Management Representative, the board of directors of the Company may exercise their rights (“Step-in Rights”) to take or cause the Management Team or the Company to take any actions that Genesco deems necessary or appropriate (acting reasonably), including any that are not consistent with the Long-Term Plan or an Annual Budget. Once the ability to exercise the Step-In Rights has arisen pursuant to this paragraph 4.2, such Rights will not lapse but will continue for the duration of the Performance Period.
4.3	The board of directors of the Company shall be as appointed by Genesco; Genesco shall use all reasonable endeavours to procure that the board of directors of the Company act in accordance with the provisions of the Scheme.
4.4	Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to restrict in any way Genesco’s board of directors from exercising its fiduciary duties and taking any action, acting in good faith and without having to take into consideration the obligation to pay the Management Bonus, if earned, hereunder, that the board of directors deems most beneficial for Genesco and Genesco’s shareholders; provided that Genesco shall not take any action (i) in bad faith; or (ii) with the intent of hindering the Management Team’s ability to earn the Management Bonus or (iii) which is deliberately aimed at reducing the amount of the Management Bonus.
4.5	In the event that Genesco causes the Company to directly take any action contrary to the Long-Term Plan, other than pursuant to or in the course of exercise of the Step-In Rights, without the consent of the Management Representative (acting for Management Team and the Principal Shareholders), an appropriate adjustment shall be made to the Aggregate EBITDA target which adjustment shall be approved by the Management Representative (acting for the Management Team and the Principal Shareholders) (such approval not to be unreasonably withheld, conditioned or delayed).
4.6	For the avoidance of doubt, no such adjustment will be made to the Aggregate EBITDA target pursuant to paragraph 4.5 for or in respect of any actions taken by Genesco pursuant to or as a result of its exercise of its Step-In Rights if actual performance of the Group falls short of Budgeted Results by 20% or more over any rolling twelve-month period.
4.7	In the event that Genesco and the Management Representative cannot agree on an appropriate adjustment to the Aggregate EBITDA target, if required, Genesco and the Management Representative shall refer the matter to the auditors of Genesco to settle the dispute. If issues are submitted to the auditors for resolution: (i) the Management Representative and Genesco will furnish or cause to be furnished to the auditors such work papers and other documents and information relating to the disputed issues as the auditors may request and are available to that party or its agents and will be afforded the opportunity to present to the auditors any material relating to the disputed issues and to discuss the issues with the auditors; (ii) the determination by the Company’s auditors, as set forth in a notice to be delivered to the Management Representative (on behalf of the Management Team) and the Buyer within thirty (30) days of the submission to those auditors of the issues remaining in dispute, will be final, binding, and conclusive on the parties; and (iii) the Management Representative (on behalf of the Management Team) and the Buyer will pay an equal percentage of the fees and costs of the auditors in connection with such determination.
4.8	Genesco agrees with, and irrevocably undertakes to the Management Team that it will not and it will procure that no present or future members of the Genesco Group (nor any Group Company) will, except where the Management Representative (acting on behalf of the Management Team) has so consented in writing (which consent shall not be unreasonably withheld) in advance, during the Performance Period:-
(a)	change the fundamental nature of the business of any Group Company to any business or activity which is not ancillary or incidental to the business of any Group Company;

(b)	enter into any contract outside the ordinary course of its business which might reasonably be expected to materially adversely affect any Group Company;
(c)	cause any resolution to be passed for any Group Company or Genesco to be wound up voluntarily;
(d)	acquire as part of the Group any Newly Acquired Company;
(e)	dispose of any Group Company or any material part of its business as carried on by it at Completion, for a period of four years after Completion;
(f)	divert or seek to divert the business of any Group Company away from the Group;
(g)	effect or procure or transact any transaction or agreement which is not on arm’s length terms between the relevant Group Company and the Buyer or any member of Genesco’s Group (other than as between one Group Company and another).
4.9	Notwithstanding the first sentence of paragraph 4.2, the Management Team may not cause the Company or any Subsidiary Undertaking to take any action which constitutes a material deviation from the Long Term Plan and/or the Annual Budgets without the prior written consent of Genesco. For the purposes of this paragraph 4.9 of part B of schedule 12, a “material deviation” shall mean:-
(i)	incurring any debt (other than normal working capital borrowings under the overdraft facility provided under the Lloyds Facilities or any replacement thereof on equivalent terms and with no higher borrowing facility) by the Company or any Subsidiary Undertaking in any year that is not already included in the Annual Budget;
(ii)	incurring any capital expenditures in any year in excess of those agreed to in the Annual Budget; or incurring any individual capital expenditure or total capital expenditures on a single project in excess of £60,000 provided, however, that Genesco’s consent shall not be required for capital expenditures not to exceed £550,000 in connection with the construction or refurbishment of a retail store so long as projected pro forma financial statements for the term of the lease for such store indicate a return on investment of at least 12% in the aggregate, calculated on a discounted cash flow basis;
(iii)	making any loan or advance to any other Person (other than loans of not more than £10,000 in aggregate to staff) or giving any guaranty of any indebtedness or payment;
(iv)	entering into any agreement (other than an employment agreement in the ordinary course of business) or transaction with any officer, director, employee of the Company or any Subsidiary Undertaking;
(v)	making any change in the compensation of Colin Temple, Mark Crutchley or any member of the Management Team;
(vi)	materially changing the business of the Company or any Subsidiary Undertaking or the entry into by the Company or any Subsidiary Undertaking of a new business;
(vii)	the sale, lease or license of any assets of the Company or any Subsidiary Undertaking other than in the ordinary course of business;

(viii)	the acquisition or entry into of an agreement to acquire a corporate entity or business or assets other than in the ordinary course of business;
(ix)	the entry into of any corporate strategic relationship by the Company or any Subsidiary Undertaking with any third party;
(x)	the entry into of any contract or agreement outside the ordinary course of business not contemplated by the Annual Budget involving payments or receipts or anticipated payments or receipts of more than £60,000;
(xi)	the hiring or termination of any employee being a Manager or the appointment of any new member of the Management Team;
(xii)	the set up of any new Subsidiary Undertaking;
(xiii)	the making or settlement of any claim or legal action which is reasonably expected to involve payments by or to the Company or any Subsidiary Undertaking (including legal and other fees and expenses) of more than £60,000.
4.10	Nothing in this Agreement shall be interpreted as a restriction or limitation on the Buyer’s and its Affiliates’ right and ability (a) to acquire by purchase, exchange, or otherwise, any other Person, whether or not engaged in a business similar or related to the Company (an “Acquired Business”), or (b) at any time following the fourth anniversary of Completion to sell all or any shares in the Company, to sell all or any of the assets of the Company, or to merge (or to cause the Company to merge) with another Person (such other Person being referred to herein as a “Consolidating Business”). The Management Team shall have no rights or interests in or relating to any Acquired Business or any Consolidating Business. Genesco shall account for any Acquired Business or Consolidating Business separate from the Company such that the calculation of Aggregate EBITDA and Management Bonus (i) will in no way be affected by such Acquired Business or Consolidating Business and (ii) will continue to be reasonably determinable pursuant to the terms of this Agreement.
4.11	Management agrees and acknowledges that in relation to the Management Bonus, if any, pursuant to this Agreement: (a) there may be no Management Bonus payable pursuant to the provisions of this document; (b) any right to receive the Management Bonus does not represent an ownership interest in the Company, Genesco or any of its Associates; (c) it does not confer any voting, dividend or liquidation rights; (d) it is not represented by any form of certificate or instrument; (e) it does not bear any interest; and (f) it shall not be assignable or transferable.
4.12	Management acknowledges and agrees that nothing in this document gives any of them any employment rights of any kind or any right to be retained as an employee of the Company or any affiliate.

Part B
Accounting Principles applicable to the Bonus Accounts
1	General requirements
1.1	The Bonus Accounts shall be prepared and drawn up in accordance with the policies that appear, and in the order shown, below:
(a)	the specific accounting policies, practices and methodologies used in the preparation of the audited accounts of the Group for the financial year ended 27 March 2011; and
(b)	subject to (a) above, in accordance with UK GAAP as at the date of this Agreement